Pricing Supplement No.  H069    Dated  06/28/99            Rule 424(b)(2)
Prospectus Supplement dated December 5, 1997              File No. 333-38931
(To Prospectus dated December 1, 1997 )

SALOMON SMITH BARNEY HOLDINGS INC.

NOTES, SERIES H
Due More Than Nine Months from Date of Issue

Principal Amount:     $16,000,000.00

Issue Price:     19.3809625%

Proceeds to Company on original issuance:     $3,100,954.00
Commission or Discount on original issuance:     $0.00

Salomon Smith Barney Inc.'s capacity on original issuance:|X|  As agent
    If as principal                                     | |  As principal
       | |  The Notes are being offered at varying prices related
	    to prevailing market conditions but not to exceed 100.00000 %. | | The Notes are being offered at a fixed initial public
	    offering price of 100.00000 % of Principal Amount.
Original Issue Date:     07/15/99

Stated Maturity:     07/15/2019

Interest Rate:     0.00%

Interest Payment Dates:  N/A




Amortizing Note:         | |  Yes      |X|  No
   Amortization Schedule:

Optional Redemption:   |X|  Yes   | |  No
Optional Redemption Dates: Optional redemption beginning on July 15,2001
			   and on each January 15 and July 15 thereafter.

Redemption Prices: see attached Description of Notes
Redemption: | | In whole only and not in part |x| May be in whole or in part

Optional Repayment:       | |  Yes     |X|  No
   Optional Repayment Dates:
   Optional Repayment Prices:

Survivor's Option:        | |   Yes       |X|  No

Discount Note:   |X|  Yes   | |  No
   Total Amount of OID:     $ 12,899,046.00
   Bond Yield to Call    :     8.375 %
   Bond Yield to Maturity:     8.375 %
   Yield to Maturity:          8.375 %

CUSIP: 79548ECW0












Pricing Supplement No. H069

Prospectus Supplement dated December 5, 1997
(To Prospectus dated December 1, 1997)


		    DESCRIPTION OF THE NOTES

General

	  The description in this Pricing Supplement of the particular terms of the Registered Notes offered hereby (the "Notes") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Registered Notes set forth in the accompanying Prospectus, to which reference is hereby made.

Redemption

	  The Notes will be redeemable at the option of the Company, in whole or in part, at a Redemption Price equal to the product of the face amount of the Notes to be redeemed and the appropriate Redemption Percentage set forth below
(such redemption an "Optional Redemption"), beginning on July 15,2001 and each January 15 and July 15 thereafter (such date an "Optional Redemption Date"),up to,but excluding the maturity date.




Optional
Redemption	Redemption
Date		Percentage

7/15/2001	22.836933%
1/15/2002	23.793230%
7/15/2002	24.789571%
1/15/2003	25.827635%
7/15/2003	26.909167%
1/15/2004	28.035988%
7/15/2004	29.209995%
1/15/2005	30.433164%
7/15/2005	31.707552%
1/15/2006	33.035306%
7/15/2006	34.418660%
1/15/2007	35.859941%
7/15/2007	37.361576%
1/15/2008	38.926092%
7/15/2008	40.556122%
1/15/2009	42.254410%
7/15/2009	44.023813%
1/15/2010	45.867310%
7/15/2010	47.788004%
1/15/2011	49.789127%
7/15/2011	51.874046%
1/15/2012	54.046272%
7/15/2012	56.309460%
1/15/2013	58.667418%
7/15/2013	61.124116%
1/15/2014	63.683689%
7/15/2014	66.350443%
1/15/2015	69.128868%
7/15/2015	72.023639%
1/15/2016	75.039629%
7/15/2016	78.181914%
1/15/2017	81.455781%
7/15/2017	84.866742%
1/15/2018	88.420537%
7/15/2018	92.123147%
1/15/2019	95.980804%
7/15/2019	100.000000%




Trustee

	 The "Trustee" under the Senior Debt Indenture will be
The First National Bank of Chicago under an indenture dated as of February 8, 1993, as amended from time to time.
Section numbers in the The First National Bank of Chicago
Senior Debt Indenture take the form "1.01", "2.01" and so forth rather than "101", "201" and so forth. Section references in the accompanying Prospectus should be read accordingly.